Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 1st day of November, 2003, by and between PAUL M. ANDERSON (“Employee”) and DUKE ENERGY CORPORATION (“Duke Energy”), a North Carolina corporation with its principal executive offices in Charlotte, North Carolina.

Background Statement

Duke Energy desires to employ Employee to serve as its Chairman and Chief Executive Officer, and Employee desires to accept that position with Duke Energy. This Agreement sets forth the terms and conditions of Employee’s employment by Duke Energy and represents the entire agreement of the parties with respect to that subject.

Terms of Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Duke Energy hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2. Position and Duties.

(a) Duties. Employee is employed by Duke Energy as Chairman and Chief Executive Officer in accordance with Section 6.3 of the by-laws of Duke Energy. Employee shall be responsible for the general management of the affairs of Duke Energy and shall perform all duties incidental to such positions and such other duties as the by-laws of Duke Energy and the Board of Directors may prescribe. For administrative purposes, Duke Energy may designate Employee as being employed by one or more of its subsidiaries.

(b) Engaging in Other Employment. While employed by Duke Energy, Employee shall devote his full time and attention to Duke Energy and shall not be employed by any other person or entity. Employee may reasonably participate as a member in community, civic, or similar organizations and may pursue personal investments, so long as such activities do not interfere with the performance of Employee’s responsibilities as an employee in accordance with this Agreement. Notwithstanding the foregoing, Employee may continue to sit as a Director on the Boards of Qantas Airways Ltd. and Temple-Inland Inc.

(c) Loyal and Conscientious Performance. Employee shall act at all times in compliance with the policies, rules and decisions adopted from time-to-

time by Duke Energy, its Board of Directors and any employing Subsidiaries and perform all the duties and obligations required of him by this Agreement in a loyal and conscientious manner.

(d) Location. Employee’s principle office shall be at the executive offices of Duke Energy in Charlotte, North Carolina.

3. Term of Employment. The term of the employment pursuant to this Agreement shall commence on November 1, 2003, and end on December 31, 2006 unless terminated earlier pursuant to the provisions of this Agreement.

4. Salary; Bonus. Employee shall not be paid a base salary, nor shall Employee participate in the Duke Energy Corporation Executive Short-Term Incentive Plan or any other annual cash bonus program. Employee’s compensation will be primarily through the equity awards specified in Section 5 below.

5. Equity Awards. Duke Energy will make awards to Employee pursuant to the Duke Energy Corporation 1998 Long-Term Incentive Plan (the “LTIP”), as described below. These awards (the “LTIP Awards”) will be evidenced by Award Agreements (as defined in the LTIP), and the terms and conditions of such awards will be governed by such Award Agreements. To the extent that there is any inconsistency between the terms with such Award Agreements and the descriptions of the LTIP Awards set forth herein, the Award Agreements shall control. Capitalized terms used herein without definition with respect to the LTIP Awards shall have the meanings specified in the LTIP.

(a) Option. Duke Energy will grant to Employee an Option to purchase 1,100,000 shares of Duke Energy common stock pursuant to the LTIP. The exercise price of the Option will be the Fair Market Value of the shares. The normal expiration date of the Option will be the tenth anniversary of the date of grant. The Option will not be vested at the date of grant, but the Option will vest on the anniversaries of the date of grant as follows:

Date	Becoming Vested	Total Vested
First anniversary	366,667	366,667
Second anniversary	366,667	733,334
Third anniversary	366,666	1,100,000

Vested options will become exercisable on January 1, 2007, or earlier as provided in the Award Agreement.

(b) Phantom Stock. Duke Energy will grant to the Employee an Award of Phantom Stock units with respect to 285,000 shares of Duke Energy common stock pursuant to the LTIP. The Phantom Stock units will not be vested at the date of grant, but the Phantom Stock units will vest as follows:

Date	Units Becoming Vested
January 1,2004	45,000
Quarterly, with respect to each of twelve calendar quarters, beginning with the first quarter of 2004	20,000

Vested Phantom Stock units will be paid to the Employee as soon as administratively feasible after the termination of his employment with Duke Energy, but not later than the last business day of the month following the month in which his employment with Duke Energy terminates. On such payment date the vested Phantom Stock units will be paid in shares of Duke Energy common stock in accordance with the LTIP and the Award Agreement.

(c) Performance Shares. Duke Energy will grant to the Employee a Performance Share Award with respect to 360,000 shares of Duke Energy common stock pursuant to the LTIP. The Performance Share Award will not be vested at the date of grant, but the Performance Share Award will vest as follows, but only if the performance goals established by the Compensation Committee of the Board of Directors of Duke Energy (the “Committee”) with respect to such period shall have been achieved:

12/31/04	120,000
12/31/05	120,000
12/31/06	120,000

The Committee shall establish performance goals for the Employee in respect of the Performance Share Award for each calendar year, and the Performance Share Awards will not vest unless and to the extent such goals are achieved. Vesting will occur on the dates specified, provided that the performance goals have been met, or are subsequently determined to have been met. If the performance goals are not met, the Performance Share Award will be forfeited and will cease to be outstanding. With respect to each of the calendar years 2004, 2005, and 2006, the performance goals may be a combination of corporate financial objectives and strategic objectives.

Vested Performance Share Award units will be paid to the Employee as soon as administratively feasible after the termination of his employment with

Duke Energy, but not later than on the last business day of the month following the month in which his employment with Duke Energy terminates. On such payment date the vested Performance Share Award units will be paid to the Employee in shares of Duke Energy common stock.

(d) Dividend Equivalents. Duke Energy will grant to the Employee Dividend Equivalents with respect to the Phantom Stock Award and the Performance Share Award. Such Dividend Equivalents will be paid while the Award remains outstanding but unpaid, and will be paid to the Employee in cash at the time that cash dividends are paid on the outstanding shares of Duke Energy common stock.

(e) Termination; Change in Control.

(i) Change in Control. Upon the occurrence of Change in Control, all outstanding and unvested LTIP Awards will vest immediately.

(ii) Termination. Upon the termination of the Employee’s employment, all LTIP Awards that are not vested at the effective time of the termination will be forfeited and will terminate automatically; provided, however, that if termination occurs pursuant to subsections 12(a)(ii) (death), 12(a)(iii) (disability), or 12(a)(v) (without cause), then (A) a portion of each unvested LTIP Awards will vest immediately, such portion to be equal to (l) the number of full calendar months elapsed between November 1, 2003, and the time of termination (including November 2003) divided by (2) thirty-eight, and (B) all vested Options (including those that vest pursuant to the operation of this clause (ii)) will become immediately exercisable.

6. Fringe Benefits. Employee shall be entitled to five weeks of vacation annually, to be taken in accordance with Duke Energy’s policies, with no diminution in compensation. Employee and his eligible dependents shall also be entitled to participate in Duke Energy’s medical and dental health care plans to the extent such plans are available generally to senior executives of Duke Energy and their eligible dependents. Employee shall also be entitled to participation in Duke Energy’s Executive Physicals Program. Employee shall also be entitled to participate in the Duke Energy Retirement Cash Balance Plan for purposes of determining his eligibility to qualify for early retirement or normal retirement thereunder, but not for any other purpose, including, without limitation, eligibility for pay credits or other benefit accrual thereunder. Except for the foregoing, and except as expressly set forth elsewhere in this Agreement, the Employee will not be entitled to any other retirement, health, or welfare benefits, or to participation in, or the accrual of benefits under, any other Duke Energy retirement, health, or welfare benefit plan, practice, policy, or program. Without limiting the generality of the foregoing, the Employee will not be entitled to any of the benefits nor to participate in any of the retirement, health, or welfare benefit plans listed on Schedule I attached hereto. Except as specifically set forth in this Agreement, the Employee shall not be entitled to any perquisite or fringe benefit, such as company automobiles, automobile allowances, and club memberships. Employee shall be reimbursed for ordinary and reasonable expenses specifically including but not limited to those associated with entertainment and travel in accordance with Duke Energy policies and procedures. To the extent Employee incurs ordinary and reasonable expenses associated with his spouse accompanying him on business travel, and/or to the extent such travel is treated by the taxing authorities as a taxable personal benefit to the Employee, or his spouse. Duke Energy will reimburse the Employee for those expenses and will make tax gross-up payments to cover the income tax associated with any taxable personal benefit.

Notwithstanding anything in this Section 6 to the contrary, Duke Energy acknowledges that Employee has previously been employed by Duke Energy or its predecessor entities (including PanEnergy Corporation), and by virtue of such previous employment he is entitled to benefits under various plans and agreements. Duke Energy and the Employee agree that the Employee’s rights to such benefits will be unaffected - neither enhanced nor diminished – as a result of his employment pursuant to this Agreement. Without limiting the generality of the foregoing, Duke Energy and the Employee agree that his employment under this Agreement shall not be deemed or counted as service with Duke Energy or any affiliate or predecessor entity for any purpose, including the determination of retirement dates, under such plans and agreements.

7. Use of Duke Energy Aircraft. Duke Energy desires to provide for the security of the Employee during his travels, and accordingly, whenever feasible, Duke Energy will require the Employee to use Duke Energy aircraft for his business travel. Employee will also be permitted to use Duke Energy aircraft for his personal travel within North America. The Employee’s access to such aircraft will be subject to availability in light of the use of Duke Energy aircraft for other Duke Energy business. To the extent that the provision of such aircraft is treated by the taxing authorities as a taxable personal benefit to the Employee, the Employee will be responsible for the payment of any taxes on such income, including making payments to Duke Energy to fund withholding obligations as described in Section 10 hereof.

8. Financial Planning. Duke Energy will reimburse the Employee for the reasonable cost of financial and tax planning and advisory services incurred through December 31, 2005, and will also pay to the Employee a tax gross-up payment in an amount sufficient to hold him harmless from any federal and state taxes due with respect to such reimbursement and such related gross-up payment.

9. Relocation Payments. Employee’s employment hereunder requires that he relocate his principal residence to Charlotte. To compensate Employee for the costs associated with such relocation, Duke Energy will reimburse the Employee for the following:

(i) closing costs on the sale of his current Australian residence, and closing costs on the purchase of a residence in the Charlotte area, with respect to transactions occurring not later than December 31, 2004;

(ii) the reasonable costs of temporary housing in Charlotte from the date of his arrival in Charlotte through the earlier of (i) his occupancy of a principal residence in the Charlotte area, and (ii) June 30, 2004; and

(iii) any loss (taking into account closing costs) on the sale of his Charlotte-area principal residence occurring in connection with or following the termination of his employment with Duke Energy.

The costs payable pursuant to the foregoing will be determined with reference to Duke Energy’s relocation program 1. Duke Energy will also make tax gross-up payments to Employee with respect to the foregoing, consistent with such relocation program.

In addition, Employee’s relocation to North Carolina may result in income from the following sources becoming subject to North Carolina income taxes;

(iv) payments from the PanEnergy Corp Key Executive Deferred Compensation Plan;

(v) BHP Billiton LTD pension plan;

(vi) Quarterly consulting fees payable through 2004; and

(vii) gain on sale of currently held shares of BHP Billiton LTD common shares traded on the Australian stock exchange.

To the extent that the Employee must pay North Carolina income taxes as a result of such income realized by him during his employment hereunder. Duke Energy will promptly reimburse the Employee for such North Carolina income tax payments (net of the benefit of the deduction, for federal tax purposes, for the payment of such North Carolina taxes) and also make a tax gross-up payment so as to hold him harmless from any federal or state taxes with respect to such reimbursement.

10. Withholding. Duke Energy may effect withholdings, from the payments due to the Employee, for the payment of taxes and other lawful withholdings, in accordance with applicable law, and to pay contributions required with respect to the participation of the Employee and any eligible dependents in Duke Energy’s medical and dental health care plans. If circumstances arise in which such withholding is required on account of any compensation or benefits (including, without limitation, upon the payment of any compensation or benefits pursuant to Sections 5, 6, 7, 8 and 9), at a time when there are not cash payments being made to the Employee from which such withholding obligations can be satisfied, the Employee will deliver to Duke Energy, in advance, amounts sufficient to fund such withholding or contributions obligations.

11. Confidentiality; Privileged Information.

(a) Employee shall not, at any time, use (other than in the ordinary course of and for the purpose of fulfilling his duties as an employee of Duke Energy), divulge or otherwise disclose, directly or indirectly, any confidential and proprietary information (including without limitation any customer or prospect list, supplier list, acquisition or merger target, business plan or strategy, data, records, financial information or other trade secrets) concerning the business, policies or operations of Duke Energy or its affiliates that Employee may have learned or become aware of at any time on or prior to the date hereof or during the term of Employee’s employment by Duke Energy.

(b) Employee further acknowledges and agrees that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of Duke Energy and, upon termination of the Employee’s employment with Duke Energy (or, in the event that the Employee continues as a director of Duke Energy, upon his ceasing to be a director of Duke Energy), or upon the request of Duke Energy, all Company Materials, including all copies thereof, as well as all other property of Duke Energy then in the Employee’s possession or control, shall be returned to Duke Energy. For purposes of this section, “Company Materials” shall include all such materials of Duke Energy’s subsidiaries.

(c) Employee acknowledges that the Company Materials may contain information that is confidential and subject to the attorney-client privilege of Duke Energy or its subsidiaries or otherwise protected by attorney work product immunity. Except as required by law, Employee agrees not to disclose to any person (other than in-house or outside counsel for Duke Energy and its subsidiaries) the content or substance of any conversations or discussions that Employee may have or may have had at any time, whether during his employment hereunder or otherwise. In addition, the Employee agrees that he will, if and to the extent directed by the general counsel of Duke Energy, cooperate fully with in-house or outside counsel for Duke Energy and its subsidiaries in connection with any investigation, litigation or other matter in which such counsel represents Duke Energy or its subsidiaries and acknowledges that his communications with such counsel will be subject to Duke Energy’s or its subsidiaries’ attorney-client privilege.

(d) Employee acknowledges that these restrictions are reasonable and necessary to protect Duke Energy’s business and goodwill, and that the obligations under this Section 11 shall survive any termination of his employment. Employee acknowledges that if any of these restrictions or obligations are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and Duke Energy agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and if so modified shall be fully enforced.

12. Termination.

(a) Notwithstanding anything to the contrary contained herein, the Employee’s employment may be terminated prior to the end of the term specified in Section 3 as follows:

(i) by the Employee, by resigning, with 90 days’ notice;

(ii) automatically, upon the death of Employee;

(iii) by Duke Energy, due to disability that prevents Employee from the fulltime performance of his duties;

(iv) by Duke Energy, for cause, which is defined as the occurrence of: (A) gross neglect, malfeasance or gross insubordination in performing his duties under this Agreement; (B) the Employee’s conviction for a felony, excluding convictions associated with traffic violations; (C) an egregious act of dishonesty (including without limitation theft or embezzlement) or a malicious action by Employee toward Duke Energy’s customers or employees; (D) a willful and material violation of any provision of Section 11 hereof; (E) intentional reckless conduct that is materially detrimental to the business or reputation with Duke Energy; or (F) material failure to carry out reasonably assigned duties or instructions consistent with the titles of Chairman and Chief Executive Officer (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute cause only after a finding by Duke Energy’s Board of Directors, or a duly constituted committee thereof, of material failure on the part of Employee and the failure to remedy such performance to the Board’s or the committee’s, satisfaction within 30 days after delivery of written notice to Employee of such finding); or

(v) by Duke Energy for any reason other than death, disability or for cause, upon 90 days’ notice.

(b) Upon any termination, Employee will be entitled to compensation accrued or payable as of the date of termination. In the event of a termination of employment pursuant to subsections (a)(ii), (iii), or (v), a portion of the unvested LTIP Awards will vest, as provided in Section 5(e)(ii) above.

13. Administration.

(a) Designation of Beneficiary. The Employee shall designate a person or persons (“Beneficiary”) to receive benefits hereunder following the death of the Employee by submitting to the Compensation Committee (the “Committee”) of the Board of Directors a designation of Beneficiary in the form required by the Committee. If Duke Energy has any doubt as to the proper Beneficiary to receive payments hereunder, Duke Energy shall have the right to withhold such payments until the matter is finally determined.

(b) No Assignment. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such rights or benefits shall be void.

(c) “Top-Hat” Plan. Duke Energy intends for the aspects of this Agreement that constitute a deferral of compensation until after termination of employment to be a “top-hat” plan (“Plan”) for a single highly compensated management employee which is exempt from substantially all of the requirements of Title I of ERISA pursuant to Sections 201(2), 301(a)(3), and 401(a)(l) of ERISA. Duke Energy is the sponsor of the Plan under Section 3(16)(B) of ERISA. The Committee is the named fiduciary of the Plan and as such shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided herein. The Committee may designate other persons to carry out fiduciary responsibilities hereunder. Any such designation must be in writing and must be accepted in writing by any such other person. The Committee is the administrator of the Plan within the meaning of Section 3(16)(A) of ERISA. As administrator, the Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan. The Committee has the discretion as a Plan fiduciary to interpret and construe the terms and provisions of the Plan and to make factual determinations in connection therewith. A decision of the Committee with respect to any matter pertaining to the Plan shall be conclusive and binding upon all interested persons.

(d) Claims Procedure.

(i) Claim. If the Employee or a Beneficiary has any grievance, complaint, or claim concerning any aspect of the operation or administration of the Plan (collectively referred to herein as “claim” or “claims”), the Employee or Beneficiary shall submit the claim to the Committee, which shall have the initial responsibility for deciding the claim.

(ii) Written Claim. A claim for benefits will be considered as having been made when submitted in writing by the claimant to the Committee. No particular form is required for the claim, but the claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he is entitled. The claim may be delivered personally during normal business hours or mailed to the Committee. All such claims shall be submitted in writing and shall set forth the relief requested and the reasons the relief should be granted. All such claims must be submitted with the “applicable limitations period.” The “applicable limitations period” shall be two years beginning on: i) in the case of any lump-sum payment, the date on which the payment was made, ii) in the case of an installment payment, the date of the first in the series of payments, or iii) for all other claims, the date on which the action complained or grieved of occurred.

(iii) Committee Determination. The Committee will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his claim has been denied just as if he had received actual notice of denial.

(iv) Notice of Determination. The notice informing the claimant that his claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(1)	The specific reason(s) for the denial.

(2)	Specific reference to pertinent Plan provisions on which the denial is based.

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(4)	Appropriate information as to the steps to be taken if the Employee or Beneficiary wishes to submit his claim for review.

(v) Appeal. If the claim is wholly or partially denied, the claimant (or his authorized representative) may file an appeal of the denied claim with the Committee requesting that the claim be reviewed. The Committee shall conduct a full and fair review of each appealed claim and its denial. Unless the Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he is entitled to a greater period of time within which to submit his request for review of a denied claim, the claimant shall have 60 days after he (or his authorized representative) receives written notice of denial of his claim within which such request must be submitted to the Committee.

(vi) Request for Review. The request for review of a denied claim must be made in writing. In connection with making such request, the claimant or his authorized representative may:

(1)	Review pertinent documents.

(2)	Submit issues and comments in writing.

(vii) Determination of Appeal. The decision of the Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review. However, if special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review. However, if the Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting. In such case, a decision may be made by no later than the date of the second meeting following the receipt of the request for review. If special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the receipt of the request for review. If special circumstances require that the decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension. The decision on review shall be in writing and shall be furnished to the claimant or to his authorized representative within the appropriate time for the decision. If a decision on review is not furnished within the appropriate time, the claim shall be deemed to have been denied on appeal.

(viii) Hearing. The Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

(ix) Decision. The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

(x) Exhaustion of Appeals. The Employee or Beneficiary must exhaust his rights to file a claim and to request a review of the denial of his claim before instituting any arbitration proceeding or bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan. No action at law or in equity to recover under this Plan shall be commenced later than one year from the date of the decision on review (or deemed denial if no decision is issued).

(xi) Committee’s Authority. The Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (1) to interpret and construe the Plan and any rules or regulations under the Plan, and (2) to make factual determinations in connection therewith.

14. Notice. Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to Duke Energy or any other Company Affiliate:	Chairman, Compensation Committee

cc:	Mr. Christopher C. Rolfe Vice President, Corporate Human Resources Duke Energy Corporation Post Office Box 1244, PB403-A Charlotte, North Carolina 28201-1244

If to Employee:	Mr. Paul M. Anderson 17 Barbican Road Pemaquid, Maine 04558

15. Waiver of Breach. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

16. Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

17. Entire Agreement. Except as otherwise provided herein, this Agreement covers the entire understanding of the parties as to the employment of Employee, superseding all prior understandings and agreements, and no modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

18. Governing Law and Forum Selection. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of North Carolina, without regard to conflict of laws principles. Furthermore, in exchange for the consideration set forth herein, Employee agrees that any claim against the Company arising out of or relating to this Agreement or the employment of Employee with the Company shall be brought exclusively in the Superior Court of Mecklenburg County, North Carolina, or the United States District Court for the Western District of North Carolina, and in no other forum. Employee hereby consents to the personal and subject matter jurisdiction of these courts for the purpose of adjudicating any claims subject to this forum selection clause. Employee also agrees that any dispute of any kind arising out of or relating to this Agreement or to Employee’s employment with the Company shall at the Company’s sole election be submitted to arbitration before the American

Arbitration Association in Mecklenburg County, North Carolina, which election may be made by the Company at any time. The provisions of the North Carolina Uniform Arbitration Act, N.C. Gen. Stat. § 1-567.1 et seq. shall apply to the arbitration of disputes hereunder unless such provisions are preempted by the Federal Arbitration Act.

19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DUKE ENERGY CORPORATION

By:	/s/ Leo E. Linbeck, Jr.

Title:	Chairman, Compensation Committee

EMPLOYEE

/s/ Paul M. Anderson	(SEAL)

Schedule 1

Plans:

Duke Energy Cafeteria Plan (including, but not limited to, Medical Spending Account)

Duke Energy Basic Life Insurance Plan

Duke Energy Supplemental & Dependent Life Insurance Plan

Duke Energy Basic, Supplemental & Dependent Accidental Death & Dismemberment Insurance Plan

Duke Energy Business Travel Accident Insurance Plan

Duke Energy Long-term Disability Insurance Plan

Duke Energy Long-term Care Insurance Plan

Employee Assistance Program

Duke Energy Retirement Cash Balance Plan (except for determining eligibility to qualify for early or normal retirement)

Duke Energy Retirement Savings Plan

Duke Energy Corporation Executive Cash Balance Plan

Duke Energy Corporation Executive Savings Plan

Duke Energy Corporation Retirement Benefit Equalization Plan

Duke Energy Corporation 2003-2004 Severance Benefits Plans

Duke Energy Business Services LLC 2003-2004 Severance Benefits Plan